Exhibit 99.1

For immediate release	Media Contact:
February 23, 2018	Joan Campion
(212) 733-2798

Investor Contact:
Ryan Crowe
(212) 733-8160

ALBERT BOURLA ELECTED TO PFIZER’S BOARD OF DIRECTORS

NEW YORK, N.Y., February 23 – Pfizer Inc. today announced the election of Albert Bourla, DVM, Ph.D. to its Board of Directors, effective immediately.

Dr. Bourla, age 56, is currently the Chief Operating Officer (COO) of Pfizer. Prior to assuming the role of COO in 2018, he was the Group President of Pfizer Innovative Health, responsible for the Consumer Healthcare, Inflammation and Immunology, Internal Medicine, Oncology, Rare Disease and Vaccines business groups.

Dr. Bourla joined Pfizer in 1993, and has held a number of senior global positions in several markets across several disciplines, including: Group President, Global Vaccines, Oncology and Consumer Healthcare business; President and General Manager, Established Products; Area President of Europe, Africa, Middle East, Asia and Pacific, Animal Health; and Vice President, Business Development and New Products, Animal Health.

Dr. Bourla is a doctor of Veterinary Medicine and holds a Ph.D. in Biotechnology of Reproduction from the Veterinary School of Aristotle University. He is a member of the Board of Directors of the Pfizer Foundation and the Biotechnology Innovation Organization (BIO), where he serves on the Executive Committee.

About Pfizer Inc.

At Pfizer, we apply science and our global resources to bring therapies to people that extend and significantly improve their lives. We strive to set the standard for quality, safety and value in the discovery, development and manufacture of health care products. Our global portfolio includes medicines and vaccines as well as many of the world's best - known consumer health care products. Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Consistent with our responsibility as one of the world's premier innovative biopharmaceutical companies, we collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world. For more than 150 years, we have worked to make a difference for all who rely on us. We routinely post information that may be important to investors on our website at www.pfizer.com. In addition, to learn more, please visit us on www.pfizer.com and follow us on Twitter at @Pfizer and @Pfizer_News, LinkedIn, YouTube and like us on Facebook at Facebook.com /Pfizer.

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